EXHIBIT 5.1

Kelley Drye & Warren LLP

400 Atlantic Street

13th Floor

Stamford, CT 06901

June 11, 2008

The Board of Directors of each of

Novamerican Steel Inc.

Novamerican Steel Finco Inc.

Novamerican Steel Holdings Inc.

Novamerican Steel U.S. Inc.

American Steel and Aluminum Corporation

Nova Tube and Steel, Inc.

Novamerican Tube Holdings, Inc.

Nova Tube Indiana, LLC

c/o Novamerican Steel Inc.

1050 University Avenue

Norwood, Massachusetts 02062

Re:	$315,000,000 aggregate principal amount of 11.5% Senior Secured Notes due November 15, 2015 of Novamerican Steel Finco Inc.

Ladies and Gentlemen:

We have acted as special counsel to Novamerican Steel Finco Inc., a Delaware corporation (the “Company”) and the issuer of the Notes (as defined below), Novamerican Steel Inc., a Delaware corporation f/k/a Symmetry Holdings Inc. (“Novamerican”), Novamerican Steel Holdings Inc., a Delaware corporation (“Novamerican Steel Holdings”), Novamerican Steel U.S. Inc. f/k/a Integrated Steel Industries, Inc., a Delaware corporation (“Nova U.S.”), American Steel and Aluminum Corporation, a Massachusetts corporation (“American Steel”), Nova Tube and Steel, Inc., a Delaware corporation (“Nova Steel”), Novamerican Tube Holdings, Inc., a Delaware corporation (“Nova Tube”), and Nova Tube Indiana, LLC, a Delaware limited liability company (“Nova Indiana LLC” and, collectively with Novamerican, Nova U.S., American Steel, Nova Steel and Nova Tube, the “Guarantors”) in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to $315,000,000 principal amount of 11.5% Senior Secured Notes due 2015 issued by the Company (the “Notes”) and guaranteed by the Guarantors (the “Guarantees”), as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). The Notes were issued pursuant to the Indenture, dated as of November 15, 2007 and supplemented as of December 3, 2007 (as so supplemented, the “Indenture”), among the Company, the Guarantors and The Bank of New York, as Trustee. The Registration

Novamerican Steel Inc., et al.

June 11, 2008

Statement is being filed with the Commission pursuant to the Registration Rights Agreement dated as of November 15, 2007 (the “Registration Rights Agreement”) among the Company, the Guarantors, J.P. Morgan Securities Inc. and CIBC World Markets Corp. As such counsel, you have requested our opinion as to the matters described herein.

We have examined (a) the Certificate or Articles of Incorporation or Certificate of Formation and the By-Laws or Operating Agreement of the Company and each of the Guarantors, in each case as amended and restated through the date hereof and made available to us by officers of the Company and the Guarantors; (b) minutes of the corporate proceedings of the Company and each of the Guarantors through the date hereof, in each case as made available to us by officers of the Company and the Guarantors; (c) an executed copy of the Registration Statement and all exhibits thereto in the form to be filed with the Commission; (d) a copy of the Prospectus; (e) executed copies of each of the Indenture and the Registration Rights Agreement; (f) a specimen form of the Notes; and (g) such matters of law deemed necessary by us in order to deliver this opinion. In the course of our examination, we have assumed, without independently verifying or having any duty to verify, that all documents required to be duly authorized, executed and delivered by a party or parties other than the Company and each of the Guarantors have been duly authorized, executed and delivered by such party or parties and are enforceable against such party or parties. In addition, we have assumed the genuineness of all signatures, the authenticity of all originals, the authority of all signatories to sign on behalf of their principals, if any, the conformity to originals of all copies, the authenticity of the originals of such copies and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Company and each of the Guarantors.

This opinion is subject to the following additional limitations and qualifications:

(a)       We express no opinion with respect to the enforceability of any agreement, contract or document or any provision thereof: (i) to the extent that such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, assignment for the benefit of creditors, fraudulent transfer or conveyance or similar state or federal laws, by judicially developed doctrines affecting the rights and remedies of creditors generally or general principles of equity (including those relating to commercial reasonableness, good faith and fair dealing and the requirement that the right, remedy or penalty sought be proportionate to the breach, default or injury), regardless of whether enforceability is sought in a proceeding at law or in equity; (ii) providing for specific performance, injunctive relief or other equitable remedies (including any provision that limits the availability of such equitable remedies), regardless of whether such enforceability is sought in a proceeding in equity or at law; (iii) providing for indemnification and contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws; (iv) requiring any waiver of stay or extension laws, diligent performance or other acts that may be unenforceable under principles of public policy; (v) to the extent that such enforceability may be subject to, or affected by, compliance with, and limitations imposed by, procedural requirements relating to the exercise of remedies; or (vi) providing for a choice of law, jurisdiction or venue (and we have assumed that such provisions will be enforced).

Novamerican Steel Inc., et al.

June 11, 2008

(b)       We express no opinion concerning any law of any jurisdiction other than (i) the laws of the States of New York and Connecticut, (ii) the federal laws of the United States of America and (iii) with respect to the Company and the Guarantors (except for American Steel), the General Corporation Law or Limited Liability Company Act of the State of Delaware. Without limiting the foregoing, we express no opinion with respect to the applicability or the effect of the laws of any other state, municipality or jurisdiction or any rules, regulations or orders of any agencies within any other state, municipality or jurisdiction. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of the Commonwealth of Massachusetts, we have relied, without independent investigation, upon the opinion of Nutter, McClennen & Fish, LLP.

Based on the foregoing and solely in reliance thereon, it is our opinion that:

1.         The Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.         Each Guarantee constitutes a legal, valid and binding obligation of the relevant Guarantor, enforceable against the relevant Guarantor in accordance with its terms.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ KELLEY DRYE & WARREN LLP
KELLEY DRYE & WARREN LLP